EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


          NTL INCORPORATED GIVES NOTICE OF REDEMPTION OF 7% CONVERTIBLE
                           SUBORDINATED NOTES DUE 2008


     New York, New York, May 26, 1999 - NTL Incorporated (Nasdaq:  NTLI; Easdaq:
NTLI.ED) announced today that its wholly-owned subsidiary, NTL Communications Corp., is calling for the redemption of all of its $275,000,000 principal amount of 7% Convertible Subordinated Notes due 2008 (Cusip No.s 459216 AH0 and 459216
AJ6). Notice of this redemption is being given to all noteholders by the Trustee. The redemption date is June 25, 1999 and the redemption price is 104.9% of the principal amount, plus accrued and unpaid interest through the date of redemption. The Notes are convertible into Common Stock of NTL Incorporated at the conversion price of $37.875 per share through June 22, 1999. On May 25, 1999, the closing price on Nasdaq for the Common Stock was $90.00

     Based on current market prices, the market value of the Common Stock into which the Notes are convertible is greater than the redemption price and the accrued interest. Similarly, based on current market prices, the Common Stock into which the Notes are convertible is also greater than the Change of Control Payment receivable for the Notes pursuant to the Change of Control Offer currently outstanding with respect to the Notes. Holders are urged to obtain current market quotations for the Common Stock.

     The Trustee, Paying Agent and Conversion Agent for the Notes is The Chase Manhattan Bank, attention Andrew Deck, (212) 946-3348.


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     For further information contact: Michael A. Peterson,  Director - Corporate
Development,  or Richard J. Lubasch, Senior Vice President - General Counsel, at
(212) 906-8440.